Exhibit 10.4

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Support Agreement”) is dated as of October 13, 2021, by and among RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (“SponsorCo”), the Persons set forth on Schedule I hereto (the “Insiders” and together with SponsorCo, each, a “Sponsor” and, together, the “Sponsors”), RedBall Acquisition Corp., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “Parent”), and SeatGeek, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants as are indicated opposite each of their names on Schedule I attached hereto (all such Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants, together with any Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Sponsor during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Cayman Securities”);

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Parent, Showstop Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Showstop Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended or modified from time to time, the “Business Combination Agreement”) pursuant to which, among other transactions, and subject to the terms and conditions set forth therein, Parent will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (as revised) (the “Domestication”), and, promptly on the following day, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, immediately following the Domestication and the conversion of the Parent Ordinary Shares to shares of Parent Common Stock in accordance with the Domestication Governing Documents, the Sponsors collectively shall be the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 14,225,000 shares of Parent Common Stock and 9,566,667 Parent Warrants in the aggregate (such shares of Parent Common Stock and Parent Warrants collectively referred to herein as the “Subject Public Securities” and together with the Subject Cayman Securities, the “Subject Shares”) as set forth on Schedule I attached hereto; and

WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENTS; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Sponsor hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor shall be bound by and comply with Sections 7.3 (No Solicitation by Parent) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if (i) such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions, and (ii) each reference to the “Parent” contained in Sections 7.3 (No Solicitation by Parent) also referred to such Sponsor (but for the avoidance of doubt, the “Person” referred to in the Business Combination Proposal definition shall refer to Parent, not the Sponsor). Each Sponsor acknowledges that, as a result of the Domestication, the Parent Ordinary Shares will be converted into an equal number of shares of Parent Common Stock (as the same may be adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination or similar recapitalization of such securities or any similar reorganization after the date of this Sponsor Support Agreement), and the Subject Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company.

Section 1.2 Publicity. No Sponsor may issue any press release or other public communications relating to the Transactions without the prior approval of Parent and the Company; provided that no Sponsor shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Parent or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Sponsor making the announcement shall use its commercially reasonable efforts to consult with Parent and the Company in advance as to its form, content and timing.

Section 1.3 No Transfer.

(a) Prior to the Expiration Time, no Sponsor shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Sponsor, (iii) grant any proxies or powers of attorney with respect to any or all of such Sponsor’s Subject Shares, or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor’s ability to perform its obligations under this Sponsor Support Agreement or (v) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that (x) if a Sponsor is an individual, such Sponsor may Transfer any such Subject Shares (A) to any member of such Sponsor’s immediate family, or to a trust for the benefit of such Sponsor or any member of such Sponsor’s immediate family, the sole trustees of which are such Sponsor and/or any member of such Sponsor’s immediate family, (B) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor or (C) to any other Sponsor or (y) if a Sponsor is an entity, such Sponsor may Transfer any Subject Shares to another Sponsor or an Affiliate of a Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees to assume all of the obligations of such Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Sponsor of its obligations under this Sponsor Support Agreement. Any Transfer in violation of this Section 1.3 with respect to a Sponsor’s Subject Shares shall be null and void. Notwithstanding the foregoing, nothing in this Sponsor Support Agreement shall prohibit direct or indirect transfers of equity or other interests in SponsorCo so long as RedBall SponsorCo GP LLC and its Affiliates continue to Control SponsorCo.

(b) Each Sponsor agrees that prior to the Expiration Time, such Sponsor shall not redeem any Subject Shares owned by such Sponsor in connection with any shareholder approval of the Transactions and hereby waives any and all rights to elect or effect any Parent Share Redemption arising in connection with the Transactions.

Section 1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Equity Securities of Parent are issued to a Sponsor after the date of this Sponsor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Subject shares owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Equity Securities of Parent after the date of this Sponsor Support Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of any Equity Securities of Parent after the date of this Sponsor Support Agreement (such shares of Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the Subject Shares owned by such Sponsor as of the date hereof.

Section 1.5 Closing Date Deliverables. On the Closing Date, SponsorCo shall deliver to Parent and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Parent, the Company, SponsorCo, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit F to the Business Combination Agreement.

Section 1.6 Sponsor Support Agreements.

(a) From the date hereof until the Expiration Time, each Sponsor hereby unconditionally and irrevocably agrees that, at the Parent Stockholders’ Meeting or any meeting of the shareholders of Parent, however called, or at any adjournment or postponement thereof, in each case, whether held in person or held in a virtual format, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought including any action by written consent or resolution with respect to, as applicable, such Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i) in favor of, and to adopt, the Business Combination Agreement, the Ancillary Agreements and the Transactions:

(ii) in favor of each Transaction Proposal, any other proposals set forth in the Proxy Statement and any other matters to be submitted for the approval of the holders of Equity Securities of Parent as set forth in the Business Combination Agreement;

(iii) in favor of any proposal to adjourn or postpone the applicable shareholder meeting to a later date if (and only if) there are not sufficient other votes for approval of the Business Combination Agreement, the Transaction Proposals and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held;

(iv) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(v) against any business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(vi) against any change in the business, management or board of directors of Parent (other than in connection with the Transaction Proposals); and

(vii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Support Agreement, the Business Combination Agreement or any Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Parent Entity under the Business Combination Agreement, (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

(b) Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Time, no Sponsor shall, without the consent of the Company, modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than SponsorCo or any of its Subsidiaries), on the one hand, and Parent, or any of its Subsidiaries, on the other hand.

Section 1.7 No Challenges. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.8 Further Assurances. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Sponsor Support Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement; No Voting Trusts or other Arrangements. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder. Each Sponsor agrees that prior to the Expiration Time, such Sponsor will not, and will not permit any entity under Sponsor’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder.

Section 1.10 Consent to Disclosure. Each Sponsor hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Sponsor’s identity and beneficial ownership of Subject Shares and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Sponsor Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Sponsor Support Agreement. Each Sponsor will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.11 Sponsor Promote Adjustment. SponsorCo hereby agrees that, upon and subject to the Closing, SponsorCo shall irrevocably surrender to Parent, immediately prior to the First Effective Time, 1,000,000 shares of Parent Common Stock (as the same may be adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination or similar recapitalization of such securities or any similar reorganization after the date of this Sponsor Support Agreement) for no consideration and as a contribution to the capital of Parent whereupon such shares shall be cancelled.

Section 1.12 Waiver of Anti-Dilution Protection. SponsorCo, being the holder of a majority of the Parent Class B Ordinary Shares in issue at the date hereof, hereby (but subject to the consummation of the Transactions) waives, pursuant to Article 17.4 of the Amended and Restated Memorandum and Articles of Association of Parent, any rights set forth in Article 17.3 of the Amended and Restated Memorandum and Articles of Association of Parent solely with respect to the number of Parent Class A Ordinary Shares issuable upon conversion of all Parent Class B Ordinary Shares in connection with the consummation of the Transactions, including the Mergers.

Section 1.13 Parent Transaction Expenses and Working Capital Loans.

(a) SponsorCo hereby agrees to discharge any Excess Parent Transaction Expenses, by, at the option of SponsorCo, payment in cash to Parent or cancellation of shares of Parent Common Stock held by SponsorCo (or any combination thereof) in accordance with the immediately following sentence, on the Closing Date. If SponsorCo elects to pay all or any portion of the Excess Parent Transaction Expenses by the forfeiture and cancellation of shares of Parent Common Stock held by SponsorCo, then (i) Parent shall pay the amount of such portion of Excess Parent Transaction Expenses in cash on the Closing Date and (ii) SponsorCo shall forfeit, and Parent shall cancel, a number of shares of Parent Common Stock held by SponsorCo (based on a value of $10.00 per share) equal to the aggregate amount of such Excess Parent Transaction Expenses that are paid in cash by Parent on the Closing Date.

(b) With respect to any loan of funds made by any Sponsor or any Affiliate of any Sponsor or any Sponsor’s officers or directors (each, a “Lender”) to Parent or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of Parent or the Company, each of Parent and the Sponsors hereby agree, and shall take such necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of Parent or the Company, notwithstanding any applicable provision of any applicable warrant agreement, the Parent Governing Documents or any other Contract.

Section 1.14 Lock-Up.

(a) Lock-Up. Subject to the exceptions set forth in Section 1.10(b), each Sponsor hereby agrees not to, without the prior consent of the board of directors of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Parent Common Stock held by it immediately after the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earliest of (x) twelve (12) months after the Closing, (y) such date that the Closing Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days commencing at least one hundred and fifty (150) days following the Closing Date and (z) the date on which Parent consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share (the period between the Closing Date and such earliest date, the “Lock-Up”).

(b) Lock-Up Exceptions. The restrictions set forth in Section 1.11(a) shall not apply to:

(i) transfers (A) to another entity that is an Affiliate of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or Affiliates of the Sponsor or who share a common investment advisor with the Sponsor or (B) as part of a distribution to members, partners, shareholders or equity holders of the Sponsor;

(ii) transfers by virtue of the laws of the jurisdiction of SponsorCo’s organization and the entity’s organizational documents upon dissolution of SponsorCo;

(iii) transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(iv) the exercise of any options or warrants to purchase Parent Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith;

(v) transfers to Parent; provided, that such Transfer is made (i) to satisfy tax withholding obligations pursuant to Parent’s equity incentive plans or arrangements or (ii) to discharge Excess Parent Transaction Expenses pursuant to Section 1.13;

(vi) transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of an Insider’s service to Parent;

(vii) the entry, by an Insider, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by an Insider, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, (a) provided, however, that such plan does not provide for, or permit, the sale of any Parent Common Stock during the Lock-Up and (b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up or (y) if any public announcement is required of or voluntarily made by or on behalf of the Insider or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up;

(viii) the consummation of a Subsequent Transaction which results in all of the Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property; provided, that any securities received in such transactions shall be subject to the same vesting conditions as apply to the shares of Parent Common Stock held by such Sponsor prior to such Subsequent Transaction unless the Subsequent Transaction results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share; and

(ix) transactions to satisfy any U.S. federal, state, or local income tax obligations of SponsorCo (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided, however, that in the case of clauses (i) through (ii), such permitted transferees must enter into a written agreement with Parent, agreeing to be bound by these Transfer restrictions.

Section 1.15 Board Rights. Subject to and in accordance with Section 8.5 of the Business Combination Agreement, effective as of the First Effective Time, the board of directors of Parent at the Closing will consist of (i) one director mutually agreed upon by SponsorCo and the Company as identified on Section 8.5(a) of the Parent Disclosure Letter (the “Mutual Designee”), and (ii) six (6) Company Designated Directors. In addition, Sponsor shall be entitled to designate one observer to the board of directors of Parent (the “Observer”) subject to the execution of a customary board observation agreement including confidentiality, non-disclosure covenants and recusal limitations as reasonably necessary to (i) preserve solicitor-client privilege (such determination in the case of this clause to be based on the advice of counsel to the Company), (ii) avoid a conflict of interest between the Parent or a subsidiary and Sponsor’s affiliates, or (iii) comply with applicable laws (including stock exchange rules), for so long as SponsorCo, together with its Affiliates, collectively continue to hold at least 50% of the sum of (A) 6,007,500 Subject

Shares, plus (B) all Sponsor Earnout Shares (as defined below) that vest in accordance with Section 3.6 of the Business Combination Agreement plus (C) all shares of Common Stock of the Surviving Company purchased pursuant to the Backstop Subscription Agreement; provided, that the foregoing observer designation right shall not apply if the Mutual Designee is one of the individuals identified in writing to the Company prior to the date hereof as a partner of RedBird Series 2019 Holdings Carry Vehicle LP.

Section 1.16 Financial Statements. The Sponsors shall (a) cause Parent to file prior to Closing its annual report on Form 10-K and quarterly report on Form 10-Q, in each case solely to the extent such reports are eligible to be filed prior to Closing, or (b) if such Form 10-K or 10-Q has not been filed prior to Closing, reasonably assist Parent in its preparation of its annual report on Form 10-K (and quarterly report on Form 10-Q, if applicable), including by providing any documentation and support, as reasonably requested by Parent, and by providing any certifications by Parent management prior to Closing for matters relating to Parent as of and during the period covered by such Form 10-K (and quarterly report on Form 10-Q, if applicable). Additionally, the Sponsor shall, prior to Closing, use commercially reasonable efforts to cause Parent to implement necessary disclosure controls and procedures and internal controls over financial reporting to support the requirements of the Sarbanes-Oxley Act Sections 302, 906 and 404 required under any Parent annual report on Form 10-K (or Parent quarterly report on Form 10-Q).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent and the Company (severally, and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and, if such status is recognized under the jurisdiction of its organization, in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery of, and performance of its obligations under, this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder. This Sponsor Support Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Sponsor Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Support Agreement has full power and authority to enter into this Sponsor Support Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens or other limitations or restrictions pursuant to (i) this Sponsor Support Agreement, (ii) the Parent Governing Documents, (iii) the Business Combination Agreement, (iv) the SponsorCo Governing Documents or (v) any applicable securities Laws. Such Sponsor’s Subject Shares are the only equity securities in Parent owned of record or beneficially by such Sponsor on the date of this Sponsor Support Agreement, and none of such Sponsor’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Such Sponsor does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of Parent or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of Parent, other than any Parent Warrants held by such Sponsor.

(c) No Conflicts. The execution and delivery of this Sponsor Support Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Shares ), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(e) Brokerage Fees. Except as described on Section 5.20 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Parent, the Company or any of their respective Affiliates may become liable.

(f) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Support Agreement.

(g) Backstop Subscription.

(i) The Sponsor has received and accepted an executed commitment letter dated as of the date hereof (the “Commitment Letter”) from RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP Co-Invest LP, a Delaware limited partnership (each an “Investor”) pursuant to which the Investors have committed to invest the full amount of the cash equity described therein to purchase equity interests of the Sponsor immediately prior to the Closing that is determined in accordance with the term set forth herein, on the terms contemplated thereby (the “Financing”).

(ii) The Sponsor has delivered to the Company a true and correct copy of the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect without amendment, supplement, or modification and no such amendment, supplement or modification is contemplated except for amendments to add additional financing sources thereto or as otherwise expressly permitted herein. The Commitment Letter has been duly executed by the Sponsor and is enforceable against each party thereto, subject to the Enforceability Exceptions. As of the date hereof, the Commitment Letter has not been terminated, withdrawn or rescinded in any respect.

(iii) As of the date of this Agreement, the Sponsor has no reason to believe that it or any of the other parties to the Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Commitment Letter required to be satisfied by it or that any portion of the Financing to be made available thereunder will otherwise not be available to the

Sponsor on a timely basis to consummate the Transactions. As of the date of this Agreement, no event has occurred which, with or without due notice, lapse of time or both, would constitute a breach or default on the part of the Sponsor or, to the Sponsor’s knowledge, any other party, in each case, under the Commitment Letter or that would result in any portion of the Financing contemplated thereby being unavailable at the times contemplated by the Commitment Letter or that makes any assumption or statement set forth in the Commitment Letter inaccurate in any material respect. The only conditions precedent or other contingencies related to the obligations of the Investors to fund the full amount of the Financing are those expressly set forth in the Commitment Letter. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings, in each case, to which the Sponsor or any of its Affiliates is a party related to the initial funding of the Financing at the Closing, other than as expressly set forth in the Commitment Letter. The Sponsor and its Affiliates have fully paid any and all commitment fees or other fees required by the terms of the Financing to be paid on or before the date of this Agreement. The covenants and agreements set forth in the Commitment Letter, and the performance thereof, do not and will not violate any provision of the respective Governing Documents of the Sponsor or the Investors. The proceeds from the Financing in the aggregate will be sufficient to satisfy all of the Sponsor’s obligations under the Backstop Agreement.

(iv) Notwithstanding anything to the contrary, the Sponsor affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Sponsor or any of its Affiliates obtain financing for or related to any of the Transactions.

ARTICLE III

EARNOUT

Section 3.1 SponsorCo Earnout Shares.

(a) SponsorCo agrees that, upon and subject to the Closing, 7,187,500 shares of Parent Common Stock held by it (such shares, the “SponsorCo Earnout Shares”) shall, immediately prior to the First Effective Time, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Section 3.1.

(b) Legends. The books and records of Parent evidencing the SponsorCo Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG REDBALL ACQUISITION CORP. AND THE OTHER PARTIES THERETO.

(c) Procedures Applicable to the SponsorCo Earnout Shares.

(i) As soon as practicable, and in any event within five (5) Business Days after the occurrence of a Triggering Event (as defined below), Parent shall remove, or cause to be removed, the Legend from the books and records of Parent evidencing the SponsorCo Earnout Shares with respect to which a Triggering Event has occurred and such shares shall no longer be subject to any of the terms of this Section 3.1 (any such removal of the Legend and other restrictions, a “Release”).

(ii) SponsorCo shall not Transfer any SponsorCo Earnout Shares until the date on which the relevant vesting triggers have been satisfied as described in Section 3.1(d) below.

(iii) Any SponsorCo Earnout Shares not eligible to be Released in accordance with the terms of Section 3.1(d) on or before the fifth (5th) anniversary of the Closing Date (the period commencing on the Closing Date and ending on such date, the “Earnout Lock-Up Period”) shall be forfeited to Parent upon the expiration of such Earnout Lock-Up Period and canceled (such shares, “Forfeited Shares”) and SponsorCo shall not have any rights with respect thereto.

(d) Release of SponsorCo Earnout Shares. The SponsorCo Earnout Shares shall be Released as follows (each, a “Triggering Event”):

(i) 3,593,750 of the SponsorCo Earnout Shares will be Released, if at any time during the Earnout Lock-Up Period, (x) the Closing Price is greater than or equal to $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $12.50 per share; and

(ii) 3,593,750 of the SponsorCo Earnout Shares will be Released, if at any time during the Earnout Lock-Up Period, (x) the Closing Price is greater than or equal to $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $15.00 per share.

(e) Forfeiture of SponsorCo Earnout Shares in Certain Circumstances. If and to the extent that during the Earnout Lock-up Period there are any SponsorCo Earnout Shares which have not been Released and a Subsequent Transaction is consummated whereby (x) all or substantially all of the holders of outstanding shares of Parent Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property, (y) none of the shares of Parent Common Stock that comprise such SponsorCo Earnout Shares would remain outstanding following the consummation of such Subsequent Transaction, and (z) a Triggering Event does not occur with respect to such SponsorCo Earnout Shares on or prior with or upon the consummation of such Subsequent Transaction, then such SponsorCo Earnout Shares that are not eligible to be Released in connection with such Subsequent Transaction shall be forfeited upon the consummation of such Subsequent Transaction.

(f) Equitable Adjustments. The Parent Common Stock price targets set forth in this Section 3.1 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock occurring on or after the Closing. For the avoidance of doubt, prior to a Triggering Event, SponsorCo shall not be entitled to any right to vote or receive dividends with respect to such SponsorCo Earnout Shares.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. This Sponsor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the termination of the Business Combination Agreement prior to the Closing in accordance with its terms, (b) the liquidation of Parent and (c) the written agreement of SponsorCo, Parent, and the Company. Upon such termination of this Sponsor Support Agreement, all obligations of the parties under this Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Sponsor Support Agreement.

Section 4.2 Governing Law. This Sponsor Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Support Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Sponsor Support Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Sponsor Support Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 4.2.

Section 4.3 Waiver Of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Sponsor Support Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Sponsor Support Agreement or any of the Transactions.

Section 4.4 Assignment. This Sponsor Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Support Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred (including by operation of law) without the prior written consent of Parent, the Company and SponsorCo.

Section 4.5 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Sponsor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions of this Sponsor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 4.6 Amendment; Waiver. This Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and SponsorCo.

Section 4.7 Severability. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 4.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Parent:

RedBall Acquisition Corp.

667 Madison Avenue, 16th Floor

New York, NY 10065

Attention: David Grochow

Email: dgrochow@redbirdcap.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com;

randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

If to the Company:

SeatGeek, Inc.

902 Broadway, 10th Floor

New York, NY 10010-7121

Attention: Adam Lichstein

Email: alichstein@seatgeek.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com, rbriggs@cooley.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Fried, Frank, Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com;

randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

Section 4.9 Counterparts. This Sponsor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.10 No Rights of Third Parties. Nothing expressed or implied in this Sponsor Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Sponsor Support Agreement.

Section 4.11 Entire Agreement. This Sponsor Support Agreement, the Business Combination Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORCO:

REDBALL SPONSORCO LP

By: RedBall SponsorCo GP LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Authorized Signatory

INSIDERS:

/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale

/s/ William L. Beane
Name: William L. Beane

/s/ Volker Doeksen
Name: Volkert Doeksen

/s/ Deborah A. Farrington
Name: Deborah A. Farrington

/s/ Richard C. Scudamore
Name: Richard C. Scudamore

/s/ Richard H. Thaler
Name: Richard H. Thaler

/s/ Lewis N. Wolff
Name: Lewis N. Wolff

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

PARENT:

REDBALL ACQUISITION CORP.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

SEATGEEK, INC.

By:	/s/ Jon Groetzinger
Name: Jon Groetzinger
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]